UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2012

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On October 3, 2012, Targa Resources Corp. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer (the “Agent”) and each lender from time to time party thereto (the “Lenders”). The Credit Agreement provides for a five-year revolving credit facility in an initial aggregate principal amount up to $150,000,000 (with an option to increase such maximum aggregate principal amount by up to $100,000,000, subject to certain conditions) and a $30,000,000 swing line sub-facility. The Credit Agreement matures on October 3, 2017, at which time all unpaid principal, interest and other fees are due.

The revolving credit facility bears interest at the Company’s option, at either (a) a base rate equal to the highest of the Agent’s prime rate, the federal funds rate plus 0.5% and the one-month LIBOR rate plus 1.0%, plus an applicable margin ranging from 1.75% to 2.50% (dependent on the Company’s Consolidated Leverage Ratio (as such term is defined in the Credit Agreement)), or (b) LIBOR plus an applicable margin ranging from 2.75% to 3.50% (dependent on the Company’s Consolidated Leverage Ratio). Interest on base rate loans is payable quarterly in arrears, and interest on LIBOR rate loans is payable at the end of each interest period (or at the end of three months from the commencement of the interest period, in the case of interest periods longer than 3 months). Issued and undrawn letters of credit bear interest at the applicable margin for LIBOR borrowings described in clause (b), payable quarterly in arrears. The Company will pay a commitment fee ranging from 0.375% to 0.50% (dependent on the Company’s Consolidated Leverage Ratio) on the daily average unused portion of the credit facility, also payable quarterly in arrears. The Credit Agreement is secured by substantially all of the Company’s assets.

The Credit Agreement requires the Company to maintain a Consolidated Leverage Ratio (the ratio of Consolidated Funded Indebtedness to its Consolidated Adjusted EBITDA, in each case as defined in the Credit Agreement) of no more than 4.00 to 1.00, determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination, beginning with the fiscal quarter ending December 31, 2012. The Credit Agreement restricts the Company’s ability to make dividends to shareholders if, on a pro forma basis after giving effect to such dividend, (a) any Default or Event of Default (each as defined in the Credit Agreement) has occurred and is continuing or (b) the Company’s Consolidated Leverage Ratio exceeds 4.00 to 1.00. In addition, the Credit Agreement includes various covenants that may limit, among other things, the Company’s ability to incur indebtedness, grant liens, make investments, repay or amend the terms of certain other indebtedness, merge or consolidate, sell assets, and engage in transactions with affiliates.

The Credit Agreement provides that each of the following is an event of default: (i) failure to make payments when due, subject to a grace period for payments other than principal; (ii) failure to comply with affirmative or negative covenants (with a default under the Consolidated Total Leverage Ratio test being subject to the Company’s right to cure such default through certain sales of equity interests); (iii) material inaccuracy of representations or warranties; (iv) payment default under, or acceleration of, other indebtedness having a principal amount in excess of $75,000,000; (v) failure to pay or discharge judgments aggregating in excess of $75,000,000, or with respect to non-monetary judgments, having a Material Adverse Effect (as defined in the Credit Agreement); (vi) Change of Control (as defined in the Credit Agreement); and (vii) certain events of bankruptcy or insolvency. The Credit Agreement includes certain other events of default which are customary for financings of this type. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding obligations will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the holders of more than 50% of the then outstanding principal amount of the obligations may declare all the outstanding obligations to be due and payable immediately.

This description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 1.01 by reference.

Relationships

Certain of the Lenders or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Company and certain of the Company’s affiliates, for which they have received customary compensation, and they may continue to do so in the future. The Company has entered into derivative financial transactions with affiliates of certain Lenders on terms it believes to be customary in connection with these transactions. In addition, certain of the Lenders or their respective affiliates hold positions in the Company’s common shares.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated October 3, 2012, by and among Targa Resources Corp., Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and each lender from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: October 8, 2012	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement, dated October 3, 2012, by and among Targa Resources Corp., Deutsche Bank Trust Company Americas, as Administrative Agent, Collateral Agent, Swing Line Lender and the L/C Issuer and each lender from time to time party thereto.